Exhibit 99.1

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31, 2002	December 31, 2001
	(Dollars in thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$ 21,057	$ 31,954
Restricted cash	458	670
Accounts receivable, net	34,989	37,415
Prepaid expenses and other current assets	5,084	3,865
Total current assets	61,588	73,904
Property and equipment, at cost:
Land and buildings	3,855	3,806
Marine vessels	560,205	555,595
Construction-in-progress	10,377	7,154
Transportation and other	4,443	4,429
	578,880	570,984
Less accumulated depreciation and amortization	128,494	120,927
Net property and equipment	450,386	450,057
Goodwill	86,877	85,728
Deferred income taxes, net	20,063	17,097
Other assets	28,924	28,926
	$ 647,838	$ 655,712

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$ 2,843	$ 4,540
Accounts payable	9,105	9,302
Accrued expenses	6,171	5,370
Accrued insurance reserve	2,205	1,766
Accrued interest	3,999	9,150
Income taxes payable	708	601
Total current liabilities	25,031	30,729
Long-term debt	299,228	300,555
Deferred income taxes, net	31,370	30,686
Other non-current liabilities	2,002	2,016
Total liabilities	357,631	363,986
Commitments and contingencies

Stockholders' equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized, no shares issued at March 31, 2002 and December 31, 2001	--	--
Common stock, $.01 par value, 55,000,000 shares authorized, 36,326,367 issued and 36,254,335 outstanding at March 31, 2002 and December 31, 2001	363	363
Additional paid-in capital	337,283	337,283
Retained earnings	12,738	17,531
Accumulated other comprehensive loss	(60,176)	(63,450)
Treasury stock, at par value, 72,032 shares	(1)	(1)
Total stockholders' equity	290,207	291,726
	$ 647,838	$ 655,712

The accompanying notes are an integral part of these consolidated financial statements.

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2002	2001
	(Dollars in thousands, except per share amounts)
Revenues:
Charter hire	$ 32,081	$ 43,255
Other vessel income	27	22
Total revenues	32,108	43,277
Operating expenses:
Direct vessel operating expenses and other	19,340	19,329
General and administrative	3,534	3,121
Gain on sale of assets	(508)	(568)
Amortization of marine inspection costs	2,690	3,213
Depreciation and amortization expense	7,396	8,312
Total operating expenses	32,452	33,407
Operating income (loss)	(344)	9,870
Interest expense	6,067	6,717
Amortization of deferred financing costs	348	337
Other expense (income), net	488	(147)
Income (loss) before income taxes	(7,247)	2,963
Income tax expense (benefit)	(2,454)	1,000
Net income (loss)	$ (4,793)	$ 1,963

Basic earnings per common share:
Net income (loss)	$ (0.13)	$ 0.05
Average common shares outstanding	36,254,335	36,246,341

Diluted earnings per common share:
Net income (loss)	$ (0.13)	$ 0.05

Average common shares outstanding	36,254,335	36,946,069

The accompanying notes are an integral part of these consolidated financial statements.

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Unaudited)

	Three Months Ended March 31,
	2002	2001
	(Dollars in thousands)

Net income (loss)	$ (4,793)	$ 1,963
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	3,274	(6,357)
Comprehensive loss	$ (1,519)	$(4,394)

The accompanying notes are an integral part of these consolidated financial statements.

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2002	2001
	(Dollars in thousands)

Net income (loss)	$ (4,793)	$ 1,963
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization expense	10,416	11,832
Deferred marine inspection costs	(2,366)	(4,050)
Deferred income taxes	(2,697)	894
Gain on sales of asset	(508)	(568)
Provision for doubtful accounts	30	30
Changes in operating assets and liabilities:
Restricted cash	225	112
Accounts receivable	2,532	2,256
Prepaid expenses and other current assets	(1,174)	(1,789)
Accounts payable and accrued expenses	(4,114)	(3,063)
Other, net	(843)	331
Net cash provided by (used in) operating activities	(3,292)	7,948
Cash flows from investing activities:
Purchases of property and equipment	(4,884)	(1,827)
Proceeds from sales of assets	752	875
Other	(37)	(282)
Net cash used in investing activities	(4,169)	(1,234)
Cash flows from financing activities:
Proceeds from issuance of common stock, net of expenses	--	32
Repayment of long-term debt	(3,476)	(6,038)
Deferred financing costs and other	--	(5)
Net cash used in financing activities	(3,476)	(6,011)
Effect of exchange rate changes on cash and cash equivalents	40	(104)
Net increase (decrease) in cash and cash equivalents	(10,897)	599
Cash and cash equivalents at beginning of period	31,954	18,094
Cash and cash equivalents at end of period	$ 21,057	$18,693

Supplemental information:
Income taxes paid	$ 97	$ 24
Interest paid	$ 11,410	$11,825

The accompanying notes are an integral part of these consolidated financial statements.

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.   Financial Statement Presentation:

The consolidated financial statements for Trico Marine Services, Inc. (the "Company") included herein are unaudited but reflect, in management's opinion, all adjustments, consisting only of normal recurring adjustments, that are necessary for a fair presentation of the nature of the Company's business. The results of operations for the three months ended March 31, 2002 are not necessarily indicative of the results that may be expected for the full fiscal year or any future periods. The financial statements included herein should be read in conjunction with the financial statements and notes thereto included in the Company's consolidated financial statements for the year ended December 31, 2001.

Certain prior period amounts have been reclassified to conform with the presentation shown in the interim consolidated financial statements. These reclassifications had no effect on net income, total stockholders' equity, or cash flows.

2.   Earnings Per Share:

Following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations (in thousands, except share and per share date).

	Three Months Ended March 31, 2002			Three Months Ended March 31, 2001
	Loss (Numerator)	Shares (Denominator)	Per- share Amount	Income (Numerator)	Shares (Denominator)	Per- share Amount

Net income (loss)	$ (4,793)			$ 1,963

Basic earnings per share
Income (loss) available to common shareholders	(4,793)	36,254,335	$(0.13)	1,963	36,246,341	$0.05

Effect of Dilutive Securities
Stock option grants	--	--		--	699,728

Diluted earnings per share
Income (loss) available to common shareholders plus assumed conversions	$ (4,793)	36,254,335	$(0.13)	$ 1,963	36,946,069	$ 0.05

For the three-month period ending March 31, 2002, options to purchase 2,110,468 shares of common stock at prices ranging from $0.91 to $23.13 have been excluded from the computation of diluted earnings per share because inclusion of these shares would have been antidilutive. During the three months ended March 31, 2001 options to purchase 348,678 shares of common stock at prices ranging from $17.75 to $23.13 were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of common shares during the period.

3.   Income Taxes:

The Company's effective income tax rates for the three-month periods ended March 31, 2002 and March 31, 2001 were 34%. The variance from the Company's statutory rate is primarily due to income contributed by our wholly-owned Norwegian subsidiary, Trico Supply ASA, for which deferred income taxes are provided at the Norwegian statutory rate of 28%, due to the Company's intent to permanently reinvest the unremitted earnings and postpone their repatriation indefinitely.

4.   Segment and Geographic Information (In Thousands):

The Company is a provider of marine support services to the oil and gas industry. Substantially all revenues result from the charter of vessels owned by the Company. The Company's three reportable segments are based on geographic area, consistent with the Company's management structure. The accounting policies of the segments are the same, except for purposes of income taxes and intercompany transactions and balances. The North Sea segment provides for a flat tax, in addition to taxes on equity and net financial income, at a rate of 28%, which is the Norwegian statutory tax rate. Additionally, segment data includes intersegment revenues, receivables and payables, and investments in consolidated subsidiaries. The Company evaluates performance based on net income (loss). The U.S. segment represents the Company's domestic operations and reflects interest expense on long-term debt associated with the acquisitions of foreign subsidiaries. The North Sea segment includes those vessels which are managed by our North Sea offices and may, from time to time, include work performed in other geographic areas. The other segment primarily represents the Company's Brazilian operations. Segment data as of and for the three-months ended March 31, 2002 and 2001 are as follows:

March 31, 2002	U.S.	North Sea	Other	Totals

Revenues from external customers	$13,329	$15,164	$3,615	$32,108
Intersegment revenues	36	--	--	36
Segment net income (loss	(6,158)	1,716	(351)	(4,793)
Segment total assets	531,749	345,552	56,692	933,993

March 31, 2001	U.S.	North Sea	Other	Totals

Revenues from external customers	$25,236	$15,122	$2,919	$43,277
Intersegment revenues	36	--	--	36
Segment net income (loss)	395	1,791	(223)	1,963
Segment total assets	566,372	333,766	41,392	941,530

A reconciliation of segment data to consolidated data as of March 31, 2002 and 2001 is as follows:

	2002	2001
Revenues
Total revenues from external customers and intersegment revenues for reportable segments	$ 32,144	$ 43,313
Elimination of intersegment revenues	(36)	(36)
Total consolidated revenues	$ 32,108	$ 43,277

Assets
Total assets for reportable segments	$933,993	$941,530
Elimination of intersegment receivables	(4,931)	(4,417)
Elimination of investment in subsidiaries	(281,224)	(281,178)
Total consolidated assets	$647,838	$655,935

5.   Sale of Crewboats:

In February 2002, the Company sold one of its crewboats for $725,000 and recognized a gain of approximately $496,000 from the sale. In March 2001, the Company sold one of its crewboats for $875,000, and recognized a gain of approximately $568,000 in connection with that sale. The proceeds from both sales were used for working capital.

6.   New Accounting Standards:

Effective January 1, 2002 the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations." SFAS No. 141 supersedes Accounting Principles Board ("APB") Opinion No. 16, "Business Combinations," and prohibits the use of the pooling-of-interest (pooling) method of accounting for business combinations initiated after the issuance date of SFAS No. 141. The adoption of SFAS No. 141 did not have a material impact on the Company's net income, cash flows or financial condition.

Effective January 1, 2002 the Company adopted Statement of Financial Accounting Standards SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 supersedes APB Opinion No. 17, "Intangible Assets," by stating that goodwill will no longer be amortized, but will be tested for impairment in a manner different from how other assets are tested for impairment. SFAS No. 142 establishes a new method of testing goodwill for impairment by requiring that goodwill be separately tested for impairment using a fair value approach rather than an undiscounted cash flow approach. Goodwill is now tested for impairment at a level referred to as a reporting unit, generally a level lower than that of the total entity. SFAS No. 142 requires entities to perform the first goodwill impairment test, by comparing the fair value with the book value of a reporting unit, on all reporting units within six months of adopting the Statement. If the fair value of a reporting unit is less than its book value, an impairment loss will be recognized and treated as a change in accounting principle. Goodwill of a reporting unit shall be tested for impairment after the initial adoption of the Statement on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. As of March 31, 2002, goodwill increased by $1,149,000 from its value at December 31, 2001 due to an increase in the foreign exchange rate of the Norwegian Kroner.

Since SFAS No. 142 was adopted at January 1, 2002, the Company no longer amortizes goodwill. Amortization of goodwill for the three months ended March 31, 2001 was $660,000.  Had the Company not amortized goodwill for the three months ended March 31, 2001, net income would have been $2,623,000, basic earnings per share would have been $.07, and diluted earnings per share would have been $.07. As of March 31, 2002 the Company had not completed its first goodwill impairment test, but does not believe the implementation of SFAS No. 142 will have a material impact on the Company's cash flow or financial condition. However, a change in the fair value of any of the Company's significant subsidiaries, which is based on estimates of future cash flows and other matters, could materially change this preliminary determination.

In June 2001, the Financial Accounting Standards Board issued SFAS No. 143, "Accounting for Asset Retirement Obligations" which requires companies to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related asset. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The adoption of SFAS No. 143 will not have a material impact on the Company's net income, cash flows or financial condition.

Effective January 1, 2002 the Company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The adoption of SFAS No. 144 did not have a material impact on the Company's net income, cash flows or financial condition.

In May 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 145 (SFAS 145), "Rescission of SFAS Nos. 4, 44, and 64, Amendment of SFAS 13, and Technical Corrections as of April 2002." This Statement rescinds FASB Statement No. 4," Reporting Gains and Losses From Extinguishment of Debt," and an amendment to that Statement, FASB Statement No. 64 "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. SFAS No. 145 is effective for financial statements issued for fiscal years beginning after May 15, 2002. SFAS No. 145 is not expected to affect our results of operations, liquidity or financial position.

In June 2001, the Accounting Standards Executive Committee of the AICPA issued an exposure draft of a proposed Statement of Position (SOP), "Accounting for Certain Costs and Activities Related to Property, Plant, and Equipment." This SOP provides guidance on accounting for certain costs and activities relating to property, plant, and equipment (PP&E). For purposes of this SOP, a project stage or timeline framework is used and PP&E assets are accounted for at a component level. Costs incurred for PP&E are classified into four stages: preliminary, preacquisition, acquisition-or-construction and in-service. The SOP requires, among other things, that preliminary, preacquisition and acquisition-or-construction stage costs, except for payments to obtain an option to acquire PP&E, should be charged to expense as incurred. Costs related to PP&E that are incurred during the in-service stage, including costs of normal, recurring, or periodic repairs and maintenance activities, should be charged to expense as incurred unless the costs are incurred for acquisition of additional PP&E or components of PP&E or the replacement of existing PP&E or components of PP&E. Costs of planned major maintenance activities are not a separate PP&E asset or component. Those costs should be charged to expense, except for acquisitions or replacements of components that are capitalizable under the in-service stage guidance of this SOP. This SOP is effective for financial statements for fiscal years beginning after June 15, 2002, with earlier application encouraged. This proposed SOP is subject to change. However, if this proposed SOP is adopted in its current form, the Company will have to write-off its net capitalized deferred marine inspection costs, which totaled $17,786,000 at March 31, 2002. This write-off would be accounted for as a cumulative effect of a change in accounting principle as of the beginning of the year of adoption. Further evaluation is required by the Company to fully quantify the impact of this proposed pronouncement, if adopted.

7.   Subsequent Events:

In April 2002, the Company entered into an agreement for the bareboat charter of three of its line handling vessels. The agreement will be classified as a sales-type lease and therefore the Company will account for the transaction as a sale. The selling price of the three vessels will be recorded at approximately $1,156,000 and the Company will recognize a loss of approximately $103,000 on the sales.

 8. Consolidating Financial Statements of Guarantors of Senior Notes:

The following presents the unaudited condensed consolidating historical financial statements as of March 31, 2002, and for the three month periods ended March 31, 2002 and 2001, for the subsidiaries of the Company that are anticipated to serve as guarantors of the Senior Notes and for the Company's subsidiaries that are not anticipated to serve as guarantors. The guarantor subsidiaries are 100% owned by the parent company and it is anticipated their guarantees will be full and unconditional and joint and several. The credit facility of one of the Non-Guarantor Subsidiaries contains covenants that require it to maintain certain financial ratios. Non-compliance with such covenants would, unless waived by the lenders, create an event of default which would prohibit the payment of dividends and other distributions to its parent company.

Consolidating Balance Sheets

(Dollars in thousands, except per share amounts)

	March 31, 2002
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$ --	$ 18,968	$ 2,089	$ --	$ 21,057
Restricted Cash	--	--	458	--	458
Accounts receivable, net	137	22,712	12,140	--	34,989
Due from affiliates	21,068	3,869	1,974	(26,911)	--
Prepaid expenses and other current assets	303	1,473	3,308	--	5,084

Total current assets	21,508	47,022	19,969	(26,911)	61,588
Property and equipment, at cost:
Land and buildings	--	3,617	238	--	3,855
Marine vessels	--	253,348	306,857	--	560,205
Construction-in-progress	--	2,057	8,320	--	10,377
Transportation and other	--	3,323	1,120	--	4,443
	--	262,345	316,535	--	578,880
Less accumulated depreciation and amortization	--	81,481	47,013	--	128,494
Net property and equipment	--	180,864	269,522	--	450,386
Investment in subsidiaries	296,306	6,315	--	(302,621)	--
Due from affiliates	182,489	--	--	(182,489)	--
Goodwill, net	364	--	86,513	--	86,877
Other assets	2,936	12,994	12,994	--	28,924
Deferred income taxes, net	38,254	--	--	(18,191)	20,063
	$541,857	$ 247,195	$ 388,998	$(530,212)	$ 647,838

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$ --	$ --	$ 2,843	$ --	$ 2,843
Accounts payable	--	5,861	3,244	--	9,105
Due to affiliates	--	23,042	3,869	(26,911)	--
Accrued expenses	38	2,288	3,845	--	6,171
Accrued insurance reserve	--	2,205	--	--	2,205
Accrued interest	3,512	--	487	--	3,999
Income tax payable	--	--	708	--	708
Total current liabilities	3,550	33,396	14,996	(26,911)	25,031
Long-term debt	247,860	--	51,368	--	299,228
Due to affiliates	--	171,563	10,926	(182,489)	--
Deferred income taxes, net	--	14,800	34,761	(18,191)	31,370
Other liabilities	240	--	1,762	--	2,002
Total liabilities	251,650	219,759	113,813	(227,591)	357,631
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized and no shares issued	--	--	--	--	--
Common stock, $.01 par value, 55,000,000 shares authorized, 36,326,367 shares issued and 36,254,335 shares outstanding	363	50	1,918	(1,968)	363
Additional paid-in capital	337,283	4,822	280,335	(285,157)	337,283
Retained earnings	12,738	22,564	53,108	(75,672)	12,738
Cumulative foreign currency translation adjustment	(60,176)	--	(60,176)	60,176	(60,176)
Treasury stock, at par value, 72,032 shares	(1)	--	--	--	(1)
Total stockholders' equity	290,207	27,436	275,185	(302,621)	290,207
	$541,857	$ 247,195	$ 388,998	$(530,212)	$ 647,838

Consolidating Statements of Operations and Comprehensive Income (Loss)

(Dollars in thousands)

	Three Months Ended March 31, 2002
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues:
Charter hire	$ --	$ 16,027	$ 17,953	$ (1,899)	$ 32,081
Other vessel income	--	111	72	(156)	27
Total revenue	--	16,138	18,025	(2,055)	32,108
Operating expenses:
Direct vessel operating expenses and other	75	12,960	8,360	(2,055)	19,340
General and administrative	29	2,372	1,133	--	3,534
Amortization of marine inspection costs	--	1,633	1,057	--	2,690
Depreciation and amortization expense	--	4,239	3,157	--	7,396
Gain on sales of assets	--	(507)	(1)	--	(508)
Total operating expenses	104	20,697	13,706	(2,055)	32,452
Operating income (loss)	(104)	(4,559)	4,319	--	(344)
Interest expense	(5,222)	(548)	(791)	494	(6,067)
Amortization of deferred financing costs	(209)	(92)	(47)	--	(348)
Equity in net earnings of subsidiaries	(1,274)	681	--	593	--
Other income (expense), net	494	110	(598)	(494)	(488)
Income (loss) before income taxe	(6,315)	(4,408)	2,883	593	(7,247)
Income tax expense (benefit)	(1,522)	(1,756)	824	--	(2,454)
Net income (loss)	(4,793)	(2,652)	2,059	593	(4,793)
Equity in comprehensive income of subsidiary	3,274	--	--	(3,274)	--
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	--	--	3,274	--	3,274
Comprehensive income (loss)	$(1,519)	$ (2,652)	$ 5,333	$ (2,681)	$ (1,519)

 Consolidating Statements of Operations and Comprehensive Income (Loss)

(Dollars in thousands)

	Three Months Ended March 31, 2001
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues:
Charter hire	$ --	$ 27,214	$ 18,006	$ (1,965)	$43,255
Other vessel income	--	95	90	(163)	22
Total revenues	--	27,309	18,096	(2,128)	43,277
Operating expenses:
Direct vessel operating expenses and other	81	13,834	7,542	(2,128)	19,329
General and administrative	44	2,017	1,060	--	3,121
Amortization of marine inspection costs	--	2,426	787	--	3,213
Depreciation and amortization expense	21	4,547	3,744	--	8,312
Gain on sales of assets	--	(568)	--	--	(568)
Total operating expenses	146	22,256	13,133	(2,128)	33,407
Operating income (loss)	(146)	5,053	4,963	--	9,870
Interest expense	(5,250)	(515)	(1,404)	452	(6,717)
Amortization of deferred financing costs	(209)	(77)	(51)	--	(337)
Equity in net earnings of subsidiaries	5,295	698	--	(5,993)	--
Other income (expense), net	451	192	(44)	(452)	147
Income before income taxes	141	5,351	3,464	(5,993)	2,963
Income tax expense (benefit)	(1,822)	1,652	1,170	--	1,000
Net income	1,963	3,699	2,294	(5,993)	1,963
Equity in comprehensive income of subsidiary	(6,357)	--	--	6,357	--
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	--	--	(6,357)	--	(6,357)
Comprehensive income (loss)	$(4,394)	$ 3,699	$ (4,063)	$ 364	$ (4,394)

 Consolidating Statements of Cash Flows

(Dollars in thousands)

	Three Months Ended March 31, 2002
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net income (loss)	$ (4,793)	$ (2,652)	$ 2,059	$ 593	$ (4,793)
Adjustments to reconcile net income (loss) to net cash provided by (used in ) operating activities:
Depreciation and amortization expense	191	5,965	4,260	--	10,416
Deferred marine inspection costs	--	(648)	(1,718)	--	(2,366)
Deferred income taxes	(1,568)	(1,756)	627	--	(2,697)
Equity in net earnings (loss) of subsidiaries	1,274	(681)	--	(593)	--
Gain on sales of assets	--	(507)	(1)	--	(508)
Provision for doubtful accounts	--	30	--	--	30
Change in operating assets and liabilities:	--	--	--	--	--
Restricted cash	--	--	225	--	225
Accounts receivable	46	1,235	1,251	--	2,532
Prepaid expenses and other current assets	(83)	(63)	(1,028)	--	(1,174)
Accounts payable and accrued expenses	(5,230)	657	459	--	(4,114)
Other, net	--	(539)	(304)	--	(843)
Net cash provided by (used in) operating activities	(10,163)	1,041	5,830	--	(3,292)
Cash flows from investing activities:
Purchases of property and equipment	--	(1,263)	(3,621)	--	(4,884)
Proceeds from sales of assets	--	744	8	--	752
Other	--	--	(37)	--	(37)
Net cash used in investing activities	--	(519)	(3,650)	--	(4,169)
Cash flows from financing activities:
Repayment of long-term debt	--	--	(3,476)	--	(3,476)
Advances to/from affiliates	10,163	(9,508)	(655)	--	--
Net cash provided by (used in) financing activities	10,163	(9,508)	(4,131)	--	(3,476)
Effect of exchange rate changes on cash and cash equivalents	--	--	40	--	40
Net increase (decrease) in cash and cash equivalents	--	(8,986)	(1,911)	--	(10,897)
Cash and cash equivalents at beginning of period	--	27,954	4,000	--	31,954
Cash and cash equivalents at end of period	$ --	$ 18,968	$ 2,089	$ --	$ 21,057

Consolidating Statements of Cash Flows

(Dollars in thousands)

	Three Months Ended March 31, 2001
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net income (loss)	$ 1,963	$ 3,699	$ 2,294	$ (5,993)	$ 1,963
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	212	7,050	4,570	--	11,832
Deferred marine inspection costs	--	(1,846)	(2,204)	--	(4,050)
Deferred income taxes	(1,995)	1,652	1,237	--	894
Equity in net earnings of subsidiaries	(5,295)	(698)	--	5,993	--
Gain on sales of assets	--	(568)	--	--	(568)
Provision for doubtful accounts	--	30	--	--	30
Change in operating assets and liabilities:
Restricted cash	--	--	112	--	112
Accounts receivable	--	(144)	2,400	--	2,256
Prepaid expenses and other current assets	45	(91)	(1,743)	--	(1,789)
Accounts payable and accrued expenses	(5,168)	2,036	69	--	(3,063)
Other, net	--	84	247	--	331
Net cash provided by (used in) operating activities	(10,238)	11,204	6,982	--	7,948
Cash flows from investing activities:
Purchases of property and equipment	--	(1,024)	(803)	--	(1,827)
Proceeds from sales of assets	--	875	--	--	875
Other	123	--	(405)	--	(282)
Net cash provided by (used in) investing activities	123	(149)	(1,208)	--	(1,234)
Cash flows from financing activities:
Net proceeds from issuance of stock	32	--	--	--	32
Repayment of long-term debt	--	--	(6,038)	--	(6,038)
Advances to/from affiliates	10,083	(10,850)	767	--	--
Deferred financing costs and other	--	(5)	--	--	(5)
Net cash provided by (used in) financing activities:	10,115	(10,855)	(5,271)	--	(6,011)
Effect of exchange rate changes on cash and cash equivalents	--	--	(104)	--	(104)
Net increase in cash and cash equivalents	--	200	399	--	599
Cash and cash equivalents at beginning of period	3	15,484	2,607	--	18,094
Cash and cash equivalents at end of period.	$ 3	$ 15,684	$ 3,006	$ --	$ 18,693

Report of Independent Accountants

To the Board of Directors and

Stockholders of Trico Marine Services, Inc.:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Trico Marine Services, Inc. and Subsidiaries (the "Company") at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

New Orleans, Louisiana

February 28, 2002, except for Note 18

as to which the date is May 15, 2002

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

December 31, 2001 and 2000

	2001	2000
	(Dollars in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$ 31,954	$ 18,094
Restricted cash	670	533
Accounts receivable, net	37,415	36,340
Prepaid expenses and other current assets	3,159	3,458
Deferred income taxes	706	580
Total current assets	73,904	59,005
Property and equipment, at cost:
Land and buildings	3,806	3,768
Marine vessels	555,595	582,448
Construction-in-progress	7,154	2,247
Transportation and other	4,429	4,101
	570,984	592,564
Less accumulated depreciation and amortization	120,927	101,502
Net property and equipment	450,057	491,062
Goodwill, net	85,728	88,800
Other assets	28,926	31,183
Deferred income tax	17,097	8,072
	$655,712	$678,122

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$ 4,540	$ 5,973
Accounts payable	9,302	8,027
Accrued expenses	5,370	4,394
Accrued insurance reserve	1,766	1,890
Accrued interest	9,150	9,236
Income tax payable	601	722
Total current liabilities	30,729	30,242
Long-term debt	300,555	320,682
Deferred income taxes	30,686	25,466
Other liabilities	2,016	2,151
Total liabilities	363,986	378,541
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.01 par value, 5,000,000 authorized and no shares issued at December 31, 2001 and 2000	--	--
Common stock, $.01 par value, 55,000,000 shares authorized, 36,326,367 and 36,317,617 shares issued and 36,254,335 and 36,245,585 shares outstanding at December 31, 2001 and 2000, respectively	363	363
Additional paid-in capital	337,283	337,200
Retained earnings	17,531	24,454
Cumulative foreign currency translation adjustment	(63,450)	(62,435)
Treasury stock, at par value, 72,032 shares at December 31, 2001 and 2000	(1)	(1)
Total stockholders' equity	291,726	299,581
	$655,712	$678,122

The accompanying notes are an integral part of these consolidated financial statements.

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

For the years ended December 31, 2001, 2000 and 1999

	2001	2000	1999
	(Dollars in thousands, except share and per share amounts)
Revenues:
Charter hire	$ 182,527	$ 132,786	$ 110,643
Other vessel income	98	101	157
Total revenues	182,625	132,887	110,800
Operating expenses:
Direct vessel operating expenses and other	82,144	67,435	67,692
General and administrative	13,593	10,756	10,024
Amortization of marine inspection costs	13,424	13,831	13,898
Depreciation and amortization expense	32,888	33,419	32,919
Asset write-down	24,260	--	1,111
Gain on sales of assets	(937)	(3,921)	(147)
Total operating expenses	165,372	121,520	125,497
Operating income (loss)	17,253	11,367	(14,697)
Interest expense	(26,232)	(29,883)	(31,987)
Amortization of deferred financing costs	(1,366)	(1,388)	(1,632)
Other income, net	105	1,135	951
Loss before income taxes and extraordinary item	(10,240)	(18,769)	(47,365)
Income tax benefit	(3,317)	(5,332)	(15,785)
Loss before extraordinary item	(6,923)	(13,437)	(31,580)
Extraordinary item, net of taxes	--	715	(1,830)
Net loss	$ (6,923)	$ (12,722)	$ (33,410)

Basic earnings per common share:
Loss before extraordinary item	$ (0.19)	$ (0.41)	$ (1.26)
Extraordinary item, net of taxes	--	0.02	(0.07)
Net loss	$ (0.19)	$ (0.39)	$ (1.33)

Average common shares outstanding	36,250,604	32,827,836	25,062,934

Diluted earnings per common share:
Loss before extraordinary item	$ (0.19)	$ (0.41)	$ (1.26)
Extraordinary item, net of taxes	--	0.02	(0.07)
Net loss	$ (0.19)	$ (0.39)	$ (1.33)

Average common shares outstanding	36,250,604	32,827,836	25,062,934

The accompanying notes are an integral part of these consolidated financial statements.

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

For the years ended December 31, 2001, 2000 and 1999

			Additional Paid-In Capital	Retained Earnings	Cumulative Foreign Currency Translation Adjustment			Total Stockholders' Equity

	Common Stock					Treasury Stock
	Shares	Dollars				Shares	Dollars
Balance, January 1, 1999	20,450,448	$ 205	$ 218,807	$ 70,586	$ (5,357)	72,032	$ (1)	$ 284,240
Issuance of common stock	8,000,000	80	46,195	---	---	---	---	46,275
Stock options exercised	12,000	---	29	---	---	---	---	29
Comprehensive income:
Loss on foreign currency translation	---	---	---	---	(27,026)	---	---	(27,026)
Net loss	---	---	---	(33,410)	---	---	---	(33,410)
Comprehensive loss								(60,436)

Balance, December 31, 1999	28,462,448	285	265,031	37,176	(32,383)	72,032	(1)	270,108
Issuance of common stock	4,500,000	45	38,951	---	---	---	---	38,996
Stock options exercised	245,312	2	1,684	---	---	---	---	1,686
Debt for equity exchange	3,109,857	31	31,534	---	---	---	---	31,565
Comprehensive income:
Loss on foreign currency translation	---	---	---	---	(30,052)	---	---	(30,052)
Net loss	---	---	---	(12,722)	---	---	---	(12,722)
Comprehensive loss								(42,774)

Balance, December 31, 2000	36,317,617	363	337,200	24,454	(62,435)	72,032	(1)	299,581
Stock options exercised	8,750	---	83	---	---	---	---	83
Comprehensive income:
Loss on foreign currency translation	---	---	---	---	(1,015)	---	---	(1,015)
Net loss	---	---	---	(6,923)	---	---	---	(6,923)
Comprehensive loss								(7,938)

Balance, December 31, 2001	36,326,367	$ 363	$ 337,283	$ 17,531	$ (63,450)	72,032	$ (1)	$ 291,726

The accompanying notes are an integral part of these consolidated financial statements.

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

For the years ended December 31, 2001, 2000 and 1999

	2001	2000	1999
	(Dollars in thousands)
Net loss	$ (6,923)	$(12,722)	$(33,410)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	47,606	48,561	48,646
Deferred marine inspection costs	(11,348)	(7,652)	(16,380)
Deferred income taxes	(3,831)	(5,589)	(16,242)
Extraordinary item, net of taxes	--	(715)	1,830
Asset write-down	24,260	--	1,111
Gain on sales of assets	(937)	(3,921)	(147)
Provision for doubtful accounts	120	--	(271)
Change in operating assets and liabilities:
Restricted cash	(137)	15	(67)
Accounts receivable	(1,847)	(12,990)	6,262
Prepaid expenses and other current assets	234	(848)	(1,572)
Accounts payable and accrued expenses	2,071	(4,398)	(1,943)
Other, net	148	798	(1,486)
Net cash provided by (used in) operating activities	49,416	539	(13,669)
Cash flows from investing activities:
Purchases of property and equipment	(15,331)	(5,586)	(32,768)
Proceeds from sales of assets	1,818	14,008	348
Other	(435)	(322)	(542)
Net cash (used in) provided by investing activities	(13,948)	8,100	(32,962)
Cash flows from financing activities:
Net proceeds from issuance of common stock	83	39,413	46,285
Proceeds from issuance of long-term debt	1,075	28,400	91,852
Repayment of long-term debt	(22,467)	(63,637)	(92,081)
Deferred financing costs and other	(141)	(156)	(1,952)
Net cash (used in) provided by financing activities	(21,450)	4,020	44,104
Effect of exchange rate changes on cash and cash equivalents	(158)	(463)	(312)
Net increase (decrease) in cash and cash equivalents	13,860	12,196	(2,839)
Cash and cash equivalents at beginning of period	18,094	5,898	8,737
Cash and cash equivalents at end of period	$31,954	$ 18,094	$ 5,898

Supplemental cash flow information:
Income taxes paid	$ 670	$ 128	$ 19

Interest paid	$26,509	$ 31,412	$ 32,036

Noncash financing and investing activities:
Debt for equity exchange	$ --	$ 31,065	$ --

The accompanying notes are an integral part of these consolidated financial statements.

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

December 31, 2001, 2000 and 1999

1.   The Company

Trico Marine Services, Inc. (the "Company") is a leading provider of marine support vessels to the oil and gas industry in the U.S. Gulf of Mexico (the "Gulf"), the North Sea and Latin America. At December 31, 2001, the Company had a total active fleet of 86 vessels, including 48 supply vessels, 11 large capacity platform supply vessels ("PSV"), seven large anchor handling, towing and supply vessels ("AHTS"), 11 crew boats, and nine line-handling vessels. The services provided by the Company's diversified fleet include transportation of drilling materials, supplies and crews to drilling rigs and other offshore facilities, towing drilling rigs and equipment from one location to another and support for the construction, installation, maintenance and removal of offshore facilities.

The Company's financial position, results of operations and cash flows are affected primarily by day rates and fleet utilization in the Gulf and the North Sea which primarily depend on the level of drilling activity, which ultimately is dependent upon both short-term and long-term trends in oil and natural gas prices.

2.   Summary of Significant Accounting Policies

Consolidation Policy

The consolidated financial statements include the Company and its subsidiaries, including wholly-owned Trico Marine Assets, Inc. ("Trico Assets"), Trico Marine Operators, Inc. ("Trico Operators"), Trico Marine International Holdings BV ("Trico BV"), Trico Supply, ASA Consolidated ("Trico Supply") formerly known as Saevik Supply, ASA, and Trico Servicos Maritimos, Ltda. ("TSM"). All significant intercompany accounts and transactions have been eliminated.

Cash and Cash Equivalents

All highly liquid debt instruments with original maturity dates of three months or less are considered to be cash equivalents.

Restricted Cash

Restricted cash relates to statutory requirements in Norway, which require Trico Supply to segregate cash that will be used to pay tax withholdings and pension obligations in the following year.

Property and Equipment

All property and equipment is stated at cost. Depreciation for financial statement purposes is provided on the straight-line method, assuming a 10% salvage value for marine vessels. Marine vessels are depreciated over a useful life of fifteen to thirty years from the date of acquisition. Major modifications, which extend the useful life of marine vessels, are capitalized and amortized over the adjusted remaining useful life of the vessel. Buildings and improvements are depreciated over a useful life of fifteen to forty years. Transportation and other equipment are depreciated over a useful life of five to ten years. When assets are retired or disposed, the cost and accumulated depreciation thereon are removed, and any resultant gains or losses are recognized in current operations.

Depreciation expense amounted to approximately $30,275,000, $30,748,000 and $29,920,000 in 2001, 2000 and 1999, respectively.

Interest is capitalized in connection with the construction of vessels. The capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset's estimated useful life. In 2001 and 1999, $156,000 and $1,206,000 of interest were capitalized, respectively. No interest was capitalized in 2000.

Marine vessel spare parts are stated at average cost.

Drydocking expenditures incurred in connection with regulatory marine inspections are capitalized and amortized on a straight-line basis over the period to be benefited (generally 24 to 60 months).

Accounting for the Impairment of Long-Lived Assets

The Company accounts for impairment of long-lived assets, including goodwill, in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 121 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable. The Company evaluates at each balance sheet date whether events and circumstances have occurred that indicate possible impairment. In accordance with SFAS No. 121, the Company uses an estimate of the future undiscounted net cash flows of the related asset or asset grouping over the remaining life in measuring whether the assets are recoverable. Generally, for the purpose of measuring recoverability of these assets or asset groups, the Company evaluates the undiscounted cash flows by vessel class taking into consideration type, size and capacity since day rate and utilization for various vessels will fluctuate based on management's decision as to which vessel will be assigned to a particular job. If long-lived assets are found to be impaired, their recorded values are reduced to their fair market values.

Deferred Financing Costs

Deferred financing costs include costs associated with the issuance of the Company's debt and are amortized on a straight-line basis over the life of the related debt agreement which approximates the interest rate method of amortization.

Goodwill

Goodwill, or cost in excess of fair value of the net assets of companies acquired, is amortized on a straight-line basis over 8 to 37.5 years. The Company evaluates periodically whether events and circumstances, such as significant changes in long-term day rates, have occurred that indicate possible impairment of enterprise level goodwill. The Company uses an estimate of future undiscounted net cash flows over the remaining life of the recorded cost in measuring whether the goodwill is recoverable. Impairment losses are recognized if expected future undiscounted net cash flow is less than the carrying value. Accumulated amortization amounted to approximately $10,606,000 and $8,028,000 at December 31, 2001 and 2000, respectively.

Income Taxes

Deferred income taxes are provided at the currently enacted income tax rates for the difference between the financial statement and income tax bases of assets and liabilities and carryforward items.

Revenue and Expense Recognition

Charter revenue is earned and recognized on a daily rate basis. Operating costs are expensed as incurred.

Direct Vessel Operating Expenses

Direct vessel operating expenses principally include crew costs, insurance, repairs and maintenance, supplies and casualty losses.

Foreign Currency Translation

All assets and liabilities of the Company's foreign subsidiaries are translated into U.S. dollars at the exchange rate in effect at the end of the period, and revenue and expenses are translated at weighted average exchange rates prevailing during the period. The resulting translation adjustments are reflected within the stockholders' equity component, cumulative foreign currency translation adjustment.

Stock Compensation

The Company uses the intrinsic value method of accounting for stock-based compensation prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and, accordingly, adopted only the disclosure provisions of SFAS No. 123 "Accounting for Stock-based Compensation."

Loss Per Share

Basic and diluted loss per share exclude dilution and are computed by dividing net loss by the weighted-average number of common shares outstanding for the period.

Options to purchase 1,889,343, 2,132,980 and 1,816,980 shares of common stock at prices ranging from $0.91 to $23.13 were outstanding during 2001, 2000, and 1999, respectively, but were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive.

Comprehensive Loss

Comprehensive loss represents the change in equity of the Company during a period from transactions and other events and circumstances from nonowner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. Comprehensive loss is reflected in the consolidated statement of changes in stockholders' equity.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

New Accounting Standards

Effective January 1, 2001 the Company adopted SFAS No. 133 entitled "Accounting for Derivative Instruments and Hedging Activities." To the extent that foreign currency forward exchange contracts qualify for hedge accounting treatment, the gain or loss due to changes in their fair value is recognized in accumulated other comprehensive income until realized, at which time the gain or loss is recognized along with the offsetting loss or gain on the hedged item. To the extent that foreign currency forward exchange contracts do not qualify for hedge accounting treatment, the gain or loss due to changes in their fair value is recognized in the consolidated statements of operations, but is generally offset by changes in value of the underlying exposure. The cumulative effect of the adjustment due to this change in accounting was not material to our financial position, results of operations or cash flows.

On June 29, 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combination" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 supercedes APB Opinion No. 16, "Business Combinations," to prohibit use of the pooling-of-interest (pooling) method of accounting for business combinations initiated after the issuance date of SFAS No. 141. SFAS No. 142 supercedes APB Opinion No. 17, "Intangible Assets," by stating that goodwill will no longer be amortized, but will be tested for impairment in a manner different from how other assets are tested for impairment. SFAS No. 142 establishes a new method of testing goodwill for impairment by requiring that goodwill be separately tested for impairment using a fair value approach rather than an undiscounted cash flow approach. Goodwill will be tested for impairment at a level referred to as a reporting unit, generally a level lower than that of the total entity. SFAS No. 142 requires entities to perform the first goodwill impairment test, by comparing the fair value with the book value of a reporting unit, on all reporting units within six months of adopting the Statement. If the fair value of a reporting unit is less than its book value, an impairment loss will be recognized and treated as a change in accounting principle. Goodwill of a reporting unit shall be tested for impairment after the initial adoption of the Statement on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount.

The provisions of SFAS No. 141 and SFAS No. 142 will be effective for fiscal years beginning after December 15, 2001. SFAS No. 142 must be adopted at the beginning of a fiscal year. Accordingly, the Company will no longer amortize goodwill effective January 1, 2002. Amortization of goodwill for the years ended December 31, 2001, 2000 and 1999 was $2,613,000, $2,671,000, and $2,999,000, respectively. Based on the Company's initial interpretations of SFAS No. 141 and SFAS No. 142, the Company does not believe the implementation of these Statements will have a material impact on the Company's cash flow or financial condition. However, a change in the fair value of any of the Company's significant subsidiaries could materially change this preliminary determination.

As a result of the adoption of SFAS No. 142, the Company no longer amortizes goodwill, effective January 1, 2002. The following is a reconciliation of net loss and earnings per share for the years ended December 31, 2001, 2000 and 1999 adjusted for the elimination of goodwill amortization required by SFAS No. 142.

	(Dollars in thousands, except per share amounts)
	2001	2000	1999

Reported loss before extraordinary item	$ (6,923)	$ (13,437)	$ (31,580)
Add back goodwill amortization	2,613	2,671	2,999
Adjusted loss before extraordinary item	(4,310)	(10,766)	(28,581)
Extraordinary item, net of taxes	--	715	(1,830)
Adjusted net loss	$ (4,310)	$ (10,051)	$ (30,411)

Basic earnings per common share:
Reported loss before extraordinary item	$ (0.19)	$ (0.41)	$ (1.26)
Add back goodwill amortization	0.07	0.08	0.12
Adjusted loss before extraordinary item	(0.12)	(0.33)	(1.14)
Extraordinary item, net of taxes	--	0.02	(0.07)
Adjusted net loss	$ (0.12)	$ (0.31)	$ (1.21)
Average common shares outstanding	36,250,604	32,827,836	25,062,934

Diluted earnings per common share:
Reported loss before extraordinary item	$ (0.19)	$ (0.41)	$ (1.26)
Add back goodwill amortization	0.07	0.08	0.12
Adjusted loss before extraordinary item	(0.12)	(0.33)	(1.14)
Extraordinary item, net of taxes	-	0.02	(0.07)
Adjusted net loss	$ (0.12)	$ (0.31)	$ (1.21)

Average common shares outstanding	36,250,604	32,827,836	25,062,934

In June 2001, the Financial Accounting Standards Board issued SFAS No. 143, "Accounting for Asset Retirement Obligations" which requires companies to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related asset. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The adoption of this Statement will not have a material impact on the Company's net income, cash flows, or financial condition.

During August 2001, the Financial Accounting Standards Board issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years, with early application encouraged. The Company is presently evaluating the impact of implementing SFAS No.144 but presently does not believe it will have a material impact on the Company's net income, cash flows, or financial condition.

In June 2001, the Accounting Standards Executive Committee of the AICPA issued an exposure draft of a proposed Statement of Position ("SOP"), "Accounting for Certain Costs and Activities Related to Property, Plant, and Equipment." This SOP provides guidance on accounting for certain costs and activities relating to property, plant, and equipment (PP&E). For purposes of this SOP, a project stage or timeline framework is used and PP&E assets are accounted for at a component level. Costs incurred for PP&E are classified into four stages: preliminary, preacquisition, acquisition-or-construction, and in-service. The SOP requires, among other things, that preliminary, preacquisition and acquisition-or-construction stage costs, except for payments to obtain an option to acquire PP&E, should be charged to expense as incurred. Costs related to PP&E that are incurred during the in-service stage, including costs of normal, recurring, or periodic repairs and maintenance activities, should be charged to expense as incurred unless the costs are incurred for the acquisition of additional PP&E or components of PP&E or the replacement of existing PP&E or components of PP&E. Costs of planned major maintenance activities are not a separate PP&E asset or component. Those costs should be charged to expense, except for acquisitions or replacements of components that are capitalizable under the in-service stage guidance of this SOP. This SOP is effective for financial statements for fiscal years beginning after June 15, 2002, with earlier application encouraged. The Company is currently evaluating the impact of this proposed pronouncement and has not quantified the proposed impact at this time. As of December 31, 2001, the Company had net deferred marine inspection costs of $17,987,000 capitalized.

Reclassifications

Certain prior-period amounts have been reclassified to conform to the presentation shown in the current year's financial statements. These reclassifications had no effect on net loss or total stockholders' equity but operating cash flows were reduced by $7,652,000 and $16,380,000, and cash flows from investing activities were increased by $7,652,000 and $16,380,000, as of December 31, 2001 and 2000, respectively.

3.   Sale of Vessels

During 2001, the Company sold two of its crew boats for $1,750,000 and recognized a gain of approximately $942,000 on the sales. The sales are included in gain on sale of assets in the accompanying Consolidated Statement of Operations. All proceeds were used for working capital.

In May 2000, the Company sold its six liftboats for $14,000,000. The Company recognized a gain of approximately $3,921,000, on the sale and all proceeds from the sale were used to reduce outstanding debt under the Company's bank credit facility.

4.   Offerings of Common Stock

In June 2000, the Company exchanged 3,109,857 shares of its common stock for $32,140,000 principal amount, plus accrued interest, of its 81/2% senior notes due 2005. In connection with the exchange, the Company recognized an extraordinary gain of approximately $715,000, after taxes of $386,000 and the write-off of unamortized debt issuance costs.

In May 2000, the Company completed a public offering of 4,500,000 shares of its common stock that generated proceeds of $38,996,000, net of underwriting discounts and other costs of $1,504,000. Of the net proceeds, $31,624,000 was used to repay amounts outstanding under the Company's bank credit facility plus related accrued interest and the balance was used for working capital.

In April 1999, the Company entered into a purchase agreement (the "Purchase Agreement") with affiliates of Inverness Management LLC, an investment firm, for the purchase of $50,000,000 of common stock of the Company in a private placement. Under the Purchase Agreement, Inverness/Phoenix Partners LP and Executive Capital Partners I LP (the "Investors"), agreed to purchase in two tranches 8,000,000 shares of the Company's common stock at $6.25 per share. On May 6, 1999 the Company closed the first tranche and sold to the Investors 4,000,000 shares of common stock for an aggregate consideration of $24,000,000. On June 28, 1999, the Company closed the second tranche and sold to the Investors 4,000,000 shares of common stock for an aggregate consideration of $24,000,000. In addition to certain other issuance costs, pursuant to the terms of the Purchase Agreement, the Company paid an aggregate of $2 million in transaction fees ($1 million upon completion of each tranche) to the Investors in connection with the placement. The net proceeds from both tranches were primarily used to pay down amounts outstanding under the Company's bank credit facility.

5. Accounts Receivable

The Company's accounts receivable, net consists of the following at December 31, 2001 and 2000 (in thousands):

	2001	2000
Trade receivables, net of allowance for doubtful accounts of $338 and $184 in 2001 and 2000, respectively	$30,210	$32,808
Insurance and other	7,205	3,532
Accounts receivable, net	$37,415	$36,340

The Company's receivables are primarily due from entities operating in the oil and gas industry in the Gulf of Mexico, the North Sea and Latin America.

6.  Other Assets

The Company's other assets consist of the following at December 31, 2001 and 2000 (in thousands):

	2001	2000
Deferred marine inspection costs, net of accumulated amortization of $28,729 and $29,977 in 2001 and 2000, respectively	$17,987	$20,299
Deferred financing costs, net of accumulated amortization of $4,811 and $3,479 in 2001 and 2000, respectively	4,016	5,207
Marine vessel spare parts	5,628	4,128
Other	1,295	1,549
Other assets	$28,926	$31,183

 7.   Long-Term Debt

The Company's long-term debt consists of the following at December 31, 2001 and 2000 (in thousands):

	2001	2000

         Revolving loan, bearing interest at NIBOR (Norwegian Interbank Offered

             Rate) plus a margin (weighted average interest rate of 7.61% and 8.34%

             at December 31, 2001 and 2000, respectively) and is collateralized by certain marine vessels. This Facility's current availability reduces in 3 semi-annual installments of NOK 50 million ($5.6 million) with the balance of the commitment expiring June 2003

	$ 24,519	$ 38,650
Term loan, bearing interest at NIBOR (Norwegian Interbank Offered Rate) plus a margin (7.90% and 8.06% at December 31, 2001 and 2000, respectively) and is collateralized by two marine vessels. This Facility's availability reduces in 5 semi-annual installments beginning June 28, 2001 by NOK 12.5 million ($1.4 million) with the balance of the commitment expiring June 2003	9,752	14,003
Senior Notes, interest at 8.5%, due 2005	247,860	247,860
Note payable, bearing interest at 6.08%, principal and interest due in 16 semi-annual installments, maturing September 2006, collateralized by a marine vessel	6,250	7,500
Note payable, bearing interest at NIBOR (Norwegian Interbank Offered Rate) plus a margin (7.82% at December 31, 2001) and a fixed rate of 6.49% at December 31, 2000, principal and interest due in 17 semi-annual installments, maturing March 2003, collateralized by a marine vessel	992	1,662
Note payable, bearing interest at 6.11%, principal and interest due in 30 semi-annual installments, maturing April 2014, collateralized by two marine vessels	15,722	16,980
	305,095	326,665
Less current maturities	4,540	5,973
	$300,555	$320,682

Annual maturities on long-term debt during the next five years are as follows:

2002	$ 4,540
2003	35,739
2004	2,508
2005	250,368
2006	2,508
Thereafter	9,432
$305,095

In July 1999, the Company executed a new $52,500,000 revolving credit agreement (the "Bank Credit Facility"). The Bank Credit Facility bears interest at a Eurocurrency rate plus a margin that depends on the Company's leverage ratio with a commitment fee on the undrawn portion that depends on the Company's leverage ratio. The Bank Credit Facility did not require any principal payments until July 19, 2002, when all amounts outstanding under the Bank Credit Facility would have matured. During 2001, the Bank Credit Facility was amended to extend the maturity date to June 30, 2003. The Bank Credit Facility is collateralized by substantially all of the Company's U.S. flagged vessels located in the Gulf of Mexico. The Bank Credit Facility contains certain covenants which require the Company to maintain certain debt coverage and leverage ratios and net worth levels, limit capital expenditures, prohibit equity distributions and limit the ability of the Company to create liens or merge or consolidate with other entities. During 2000, the Bank Credit Facility was amended to reduce permitted borrowings to $45,000,000. At December 31, 2001 and 2000, the Company did not have any amounts outstanding under the Bank Credit Facility; however, the Company had outstanding letters of credit totaling approximately $2,000,000 and $158,000 as of December 31, 2001 and 2000, respectively, which reduce the amount available under the Bank Credit Facility.

The proceeds from the Bank Credit Facility were used to prepay amounts outstanding under a bank credit facility which had been executed in December 1997 (the "Earlier Credit Facility"). As a result of the prepayment of all amounts outstanding under the Company's Earlier Credit Facility, the Company recorded an extraordinary charge of $1,830,000, net of taxes of $985,000, for the write-off of the unamortized balance of related deferred debt issuance costs in 1999.

In June 1998, the Company refinanced a significant portion of its debt, which was issued at the Trico Supply level, into a single NOK 650,000,000 ($72,443,000) revolving credit facility (the "Trico Supply Bank Facility") bearing interest at NIBOR plus a margin, which originally reduced in ten semiannual installments of NOK 50,000,000 ($5,573,000) and one final payment of NOK 150,000,000 ($16,718,000), due at maturity in June 2003. In 1999, the Trico Supply Bank Facility was amended to defer a NOK 50,000,000 ($5,573,000) reduction in the facility amount that was scheduled to occur in December 31, 2000, until June 2003. Therefore, the final payment due at maturity is NOK 200,000,000 ($22,290,000). As of December 31, 2001, the commitment available under this credit facility was NOK 350,000,000 ($39,008,000). The Trico Supply Bank Facility is collateralized by a security interest in certain of the Company's North Sea vessels and requires Trico Supply to maintain certain financial ratios and limits the ability of Trico Supply to create liens or merge or consolidate with other entities.

In April 2000, the Company executed a new loan agreement for an additional Norwegian bank facility at the Trico Supply level in the amount of NOK 125,000,000 million ($13,931,000). The commitment amount for this additional facility is reduced by NOK 12,500,000 ($1,393,000) every six months beginning June 2001, with one final payment of NOK 75,000,000 ($8,359,000) due at maturity in June 2003. As of December 31, 2001, this facility had been prepaid to a balance of NOK 87,500,000 ($9,752,000). This Norwegian bank facility is collateralized by security interests in two North Sea vessels, which requires Trico Supply to maintain certain financial ratios and limits the ability of Trico Supply to create liens, or merge or consolidate with other entities. Amounts borrowed under this facility bear interest at NIBOR (Norwegian Interbank Offered Rate) plus a margin.

During 2002, the Company received a written commitment, subject to execution of final loan documentation, for a new credit facility in the amount of NOK 800,000,000 ($89,160,000). This facility will replace the NOK 350,000,000 revolving facility and can be used for general corporate purposes. The new credit facility will be collateralized by a mortgage on the same vessels securing the existing credit facility and the two vessels under construction in Norway when they are delivered. The commitment reduces by NOK 40,000,000 ($4,458,000) every six months beginning March 2003, with the balance of the commitment to expire in seven years. The new bank facility contains covenants, which are substantially similar to those in the existing credit facility and require that the North Sea operating unit maintain certain financial ratios and limits its ability to create liens, or merge or consolidate with other entities.

During 1997, the Company issued three series of 81/2% Senior Notes due 2005, which were subsequently combined into one series known as the Series G Notes (the "Senior Notes"). In June 2000, the Company exchanged 3,109,857 shares of its common stock, for $32,140,000 principal amount, plus accrued interest of its Senior Notes. The terms and conditions of the Senior Notes are identical to the predecessor series of notes. The Senior Notes are uncollateralized and are required to be guaranteed by all of the Company's Significant Subsidiaries (as such term is defined in the Indenture that governs the Senior Notes). Interest on the Senior Notes is payable semi-annually on February 1 and August 1 of each year. The Senior Notes may be prepaid at the option of the Company, in whole or in part, at a redemption price equal to 104.25%, plus accrued and unpaid interest, with the redemption price declining ratably on August 1, 2002 and on August 1 of each of the succeeding two years. No interim sinking fund payments are required during the term of the Senior Notes. The Senior Notes contain certain covenants that, among other things, limit the ability of the Company to incur additional indebtedness, pay dividends or make other distributions, create certain liens, sell assets, or enter into certain mergers or acquisitions.

In April 1998, the Company issued $10,000,000 principal amount of eight year United States Government Guaranteed Ship Financing Bonds, SWATH Series I, at an interest rate of 6.08% (the "Bonds"). The Bonds are due in 16 semi-annual installments of principal and interest. The Bonds are collateralized by a first preferred ship mortgage on the Company's SWATH (small waterplane area twin hull) vessel, and by an assignment of the charter contract that the vessel commenced upon its completion.

In April 1999, the Company issued $18,867,000 principal amount of 15 year United States Government Guaranteed Ship Financing Bonds (the "Ship Bonds") at an interest rate of 6.11% per annum. The Ship Bonds are due in 30 semi-annual installments of principal and interest. The Ship Bonds are secured by first preferred ship mortgages on two supply vessels.

8.   Financial Instruments

During 2001, the Company purchased a foreign exchange contract with a notional amount of approximately $24,574,000, with contract terms lasting less than six months, to protect against the adverse effects that exchange rate fluctuations may have on foreign-currency-denominated intercompany payables and receivables. These derivatives do not qualify for hedge accounting, in accordance with FAS 133, because they relate to existing assets and liabilities denominated in a foreign-currency. The gains and losses on both the derivatives and the foreign-currency-denominated intercompany payables and receivable are recorded as transaction adjustments in current earnings. A net gain of approximately $19,000 was recorded in 2001.

During 2000, the Company entered into several foreign currency forward exchange contracts to hedge certain exposures relating to currency fluctuations between the Norwegian Kroner and the Great Britain Pound resulting from several of the Trico Supply vessels operating in the United Kingdom under long-term contracts denominated in the Great Britain Pound. Gains and losses on foreign currency forward exchange contracts are deferred until the hedged transaction is completed. As of December 31, 2000, the Company had foreign currency forward exchange contracts outstanding with a notional amount of approximately $2,250,000. These foreign currency forward exchange contracts expired at various points through December 31, 2001. As of December 31, 1999, there were no foreign currency forward exchange contracts outstanding, and approximately $59,000 of gains was recognized on completed contracts during the year.

 9.   Income Taxes

Loss before income taxes and extraordinary item derived from U.S. and international operations for the years ended December 31 are as follows (in thousands):

	2001	2000	1999
United States	$(26,327)	$(25,557)	$(57,502)
International	16,087	6,788	10,137
	$(10,240)	$(18,769)	$(47,365)

The components of income tax expense (benefit) from continuing operations of the Company for the periods ended December 31, 2001, 2000 and 1999, are as follows (in thousands):

	2001	2000	1999
Current income taxes:
U.S. federal income taxes	$ --	$ (40)	$ 591
State income taxes	(35)	--	53
Foreign taxes	601	519	--
Deferred income taxes:
U.S. federal income taxes	(8,723)	(8,252)	(19,533)
State income taxes	(426)	(450)	(101)
Foreign taxes	5,266	2,891	3,205
	$(3,317)	$(5,332)	$(15,785)

The Company has not recognized a deferred tax liability for the undistributed earnings of a non-US subsidiary because the Company currently does not expect those unremitted earnings to be distributed and become taxable to the Company in the foreseeable future. A deferred tax liability will be recognized when the Company expects that it will realize those undistributed earnings in a taxable manner, such as through receipt of dividends or sale of investments. The amount of the potential deferred tax liability has not been disclosed because it is impractical to calculate the amount at this time.

The Company's deferred income taxes at December 31, 2001 and 2000 represent the tax effect of the following temporary differences between the financial reporting and income tax accounting bases of its assets and liabilities (in thousands):

	Deferred Tax Assets		Deferred Tax Liabilities
2001	Current	Non- Current	Current	Non- Current
Depreciation and amortization	$ --	$ 8,343	$ --	$64,884
Deferral of foreign earnings	--	--	--	30,686
Insurance reserves	518	--	--	--
Alternative minimum tax credits	--	5,031	--	--
Foreign tax credits	--	779	--	--
Net operating loss carryforward	--	67,828	--	--
Other	188	--	--	--
	$ 706	$81,981	$ --	$95,570

Current deferred tax assets, net				$ 706

Non-current deferred tax asset, net				$17,097

Non-current deferred tax liabilities, net--foreign jurisdiction				$30,686

	Deferred Tax Assets		Deferred Tax Liabilities
2000	Current	Non- Current	Current	Non- Current
Depreciation and amortization	$ --	$ 9,127	$ --	$70,526
Deferral of foreign earnings	--	--	--	25,466
Insurance reserves	640	--	--	--
Alternative minimum tax credits	--	5,142	--	--
Foreign tax credits	--	779	--	--
Net operating loss carryforward	--	63,550	--	--
Other	96	--	156	--
	$ 736	$78,598	$ 156	$95,992

Current deferred tax assets, net				$ 580

Non-current deferred tax asset, net				$ 8,072

Non-current deferred tax liabilities, net--foreign jurisdiction				$25,466

The provisions (benefits) for income taxes as reported are different from the provisions (benefits) computed by applying the statutory federal income tax rate. The differences are reconciled as follows (in thousands):

	2001	2000	1999
Federal income taxes at statutory rate.	$(3,588)	$(6,569)	$(16,578)
State income taxes net of federal benefit	(462)	(450)	(37)
Foreign tax rate differential	(1,138)	(589)	(783)
Goodwill	915	1,195	1,049
Non-deductible loss and expenses	382	574	564
Foreign earnings	574	507	--
Income tax benefit	$(3,317)	$(5,332)	$(15,785)

Effective tax rate	32%	28%	33%

A tax benefit for the exercise of stock options in the amount of $28,000, $1,269,000, and $19,000 that was not included in income for financial reporting purposes was credited directly to additional paid-in capital as of December 31, 2001, 2000 and 1999, respectively.

The net operating loss carryforwards for federal and state tax purposes are approximately $190,123,000 at December 31, 2001 and expire in 2020. Alternative minimum tax credits at December 31, 2001 are approximately $5,031,000. The Company incurred a change of control under IRC Section 382 on May 26, 2000 that will limit the utilization of approximately $167,000,000 of net operating loss carryforwards to a set level as provided by regulations. The limitation should be approximately $17 million per year.

10.   Preferred Stock

In February 1998, the Company's Board of Directors approved the adoption of a Stockholder Rights Plan (the "Plan"). In connection with the Plan, the Board of Directors approved the authorization of 100,000 shares of $0.01 par value preferred stock, designated the Series AA Participating Cumulative Preference Stock. Under the Plan, Preference Stock Purchase Rights (the "Rights") were distributed as a dividend at a rate of one Right for each share of the Company's common stock held as of record as of the close of business on March 6, 1998. Each Right entitles holders of the Company's common stock to buy a fraction of a share of the new series of the Company's preferred stock at an exercise price of $105. The Rights will become exercisable and detach from the common stock, only if a person or group, with certain exceptions, acquires 15% or more of the outstanding common stock, or announces a tender or exchange offer that, if consummated, would result in a person or group beneficially owning 15% or more of outstanding common stock. Once exercisable, each Right will entitle the holder (other than the acquiring person) to acquire common stock with a value of twice the exercise price of the Rights. The Company will generally be able to redeem the Rights at $0.01 per Right at any time until the close of business on the tenth day after the Rights become exercisable.

11.   Common Stock Option Plans

The Company sponsors two stock-based incentive compensation plans, the "1993 Stock Option Plan" (the "1993 Plan") and the "1996 Stock Incentive Plan" (the "1996 Plan").

Under the 1993 Plan, the Company is authorized to issue shares of Common Stock pursuant to "Awards" granted in the form of incentive stock options (qualified under Section 422 of the Internal Revenue Code of 1986, as amended) and non-qualified stock options. Awards may be granted to key employees of the Company. The Compensation Committee administers the Plan and has broad discretion in selecting Plan participants and determining the vesting period and other terms applicable to Awards granted under the Plan.

According to the 1993 Plan, Awards may be granted with respect to a maximum of 1,455,018 shares of common stock. Awards have been granted with respect to all 1,455,018 shares. All of these Awards have a ten-year term and are fully exercisable. As of December 31, 2001, there were 821,668 stock options outstanding under the 1993 Plan.

Under the 1996 Plan, the Company is authorized to issue shares of Common Stock pursuant to "Awards" granted as incentive stock options (qualified under Section 422 of the Internal Revenue Code of 1986, as amended), non-qualified stock options, restricted stock, stock awards, or any combination of such Awards. Awards may be granted to key employees of the Company, including directors who are also employees of the Company. The Compensation Committee administers the Plan and has broad discretion in selecting Plan participants and determining the vesting period and other terms for Awards granted under the Plan.

According to the 1996 Plan, Awards may be granted with respect to a maximum of 1,500,000 shares of common stock. No participant may be granted, in any calendar year, Awards with respect to more than 100,000 shares of common stock.

During 1999, the Company granted 229,500 Awards in the form of non-qualified stock options under the 1996 Plan at exercise prices equal to the fair value of the Company's stock at that time which ranged from $4.50 to $7.63. The Awards expire in ten years and vest in annual increments of 25% over the four years following their grant, except for 28,000 awards granted to directors, which vested at the date of grant.

During 2000, the Company granted 324,500 Awards in the form of non-qualified stock options under the 1996 Plan at exercise prices equal to the fair value of the Company's stock at that time which ranged from $10.69 to $11.63 per share. The Awards have a ten-year term and vest in annual increments of 25% over the four years following their grant, except for 10,000 awards granted to directors, which vested at the date of grant.

During 2001, the Company granted 10,000 Awards in the form of non-qualified stock options under the 1996 Plan at an exercise price equal to the fair value of the Company's stock at that date, which was $12.91. The Awards expire in ten years, all awards were granted to directors and all vested at the date of grant. No awards were issued to employees in 2001.

As of December 31, 2001, there were 1,035,550 options outstanding under the 1996 Plan.

A summary of the status of the Company's stock options as of December 31, 2001, 2000 and 1999 and the changes during the years ended on those dates are presented below:

	2001		2000		1999
	Number of Shares Underlying Options	Weighted Average Exercise Prices	Number of Shares Underlying Options	Weighted Average Exercise Prices	Number of Shares Underlying Options	Weighted Average Exercise Prices
Outstanding at beginning of the year	1,879,343	$ 7.24	1,811,980	$ 5.77	1,605,855	$ 5.96
Granted	10,000	$ 12.91	324,500	$ 11.60	229,500	$ 4.86
Exercised	8,750	$ 6.30	245,312	$ 1.70	12,000	$ 0.91
Forfeited	13,000	$ 9.22	8,325	$ 12.88	6,500	$ 20.20
Expired	10,375	$ 19.72	3,500	$ 20.75	4,875	$ 19.82
Outstanding at end of year	1,857,218	$ 7.19	1,879,343	$ 7.25	1,811,980	$ 5.77
Exercisable at end of year	1,492,118	$ 6.64	1,292,437	$ 5.37	1,381,105	$ 3.95

Weighted average fair value of options granted during 2001, 2000 and 1999 were $7.01, $5.51 and $2.70, respectively.

The fair value of each stock option granted is estimated on the date of grant using the Black-Scholes value method of option pricing with the following weighted-average assumptions for grants in 2001, 2000 and 1999, respectively: no dividend yield; risk-free interest rates are 6.17%, 6.28% and 5.36%; expected terms of the options are five or six years; and the expected volatility is 57.55%, 44.36% and 58.96%.

The following table summarizes information about stock options outstanding at December 31, 2001:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at 12/31/01	Weighted Average Remaining Contract Life	Weighted Average Exercise Price	Number Exercisable at 12/31/01	Weighted Average Exercise Price
$0.91	821,668	2.06	$ .91	821,668	$ .91
$4.50	180,750	7.16	4.50	90,375	4.50
$6.625 to $7.625	35,250	7.40	7.25	35,250	7.25
$8.00 to $12.91	482,750	7.16	10.47	251,375	9.42
$17.75 to $23.13	336,800	5.80	19.09	293,450	19.51
$0.91 to $23.13	1,857,218	4.66	$ 7.19	1,492,118	$ 6.64

Had the compensation cost for the Company's stock-based compensation plans been determined consistent with SFAS No. 123, the Company's net loss and net loss per common share for 2001, 2000 and 1999 would approximate the pro forma below:

	As Reported 12/31/01	Pro Forma 12/31/01	As Reported 12/31/00	Pro Forma 12/31/00	As Reported 12/31/99	Pro Forma 12/31/99
SFAS 123 Charge	$ --	$ 1,083	$ --	$ 1,115	$ --	$ 877
APB 25 Charge	$ --	$ --	$ --	$ --	$ --	$ --
Net loss	$(6,923)	$(8,006)	$(12,722)	$(13,837)	$(33,410)	$(34,287)
Diluted net loss per average common share	$ (0.19)	$ (0.22)	$ (0.39)	$ (0.42)	$ (1.33)	$ (1.37)

The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts.

12.   Asset Write-Down

During 2001, the Company determined that the carrying value of eight vessels exceeded their estimated fair values. Accordingly, the Company reduced the net book value of these eight vessels to their estimated fair values, resulting in a non-cash asset write-down of approximately $24,260,000.

Six of the vessels were located in the U.S. Gulf of Mexico and had been removed from active status for extended periods. The vessels were permanently withdrawn from service when the Company determined that it would no longer be economically feasible to refurbish and reactivate these vessels due to their age and overall condition. The Company determined their fair values using a combination of estimates of fair values obtained from third parties and detailed analyses of residual equipment values assuming that certain vessels would be scrapped. The Company reduced the value of these six vessels by approximately $21,249,000. Operating losses, primarily from depreciation and insurance expense, generated by these vessels during the years ended December 31, 2001, 2000 and 1999 were $1,771,000, $1,964,000, and $1,844,000, respectively.

The other two vessels are located in the North Sea and are still in service; however, due to their age and declining utilization, the Company determined that their carrying values exceeded their estimated fair values. Accordingly, their net book values were adjusted to their estimated fair values based on projections of the future cash flows of the vessels over their remaining lives, discounted at a current market rate of interest. The write-down associated with these two vessels was approximately $3,011,000.

In June 1999, the Company adjusted the net book value of a vessel acquired as part of a larger acquisition, which was deemed by Company management to be in a condition incapable of operation at the time of acquisition and had never been activated. Due to the substantially lower day rates available for its vessels, in general, and the overall condition and age of this vessel, the Company determined that it would not be economically feasible to refurbish and activate this vessel. The Company adjusted the net book value of the vessel to an estimated scrap value of $100,000, resulting in a non-cash asset write-down of $1,111,000. The operating loss, including depreciation, generated by the vessel during the year ended December 31, 1999 was $55,000.

13.   Employee Benefit Plans

Profit Sharing Plan

The Company has a defined contribution profit sharing plan under Section 401(k) of the Internal Revenue Code (the "Plan") that covers substantially all U.S. employees meeting certain eligibility requirements. Employees may contribute up to 15% (subject to certain ERISA limitations) of their eligible compensation on a pre-tax basis. The Company will match 25% of the participants' before tax savings contributions up to 5% of the participants' taxable wages or salary. The Company may also make a matching contribution to the Plan at its discretion. The Company expensed contributions to the Plan for the years ended December 31, 2001, 2000 and 1999 of approximately $245,000, $60,000 and $229,000, respectively.

Pension Plan and Employee Benefits

Substantially all of the Company's Norwegian and United Kingdom employees are covered by a number of noncontributory, defined benefit pension plans, which were acquired in association with the acquisition of Trico Supply. Benefits are based primarily on participants' compensation and years of credited services. The Company's policy is to fund contributions to the plans based upon actuarial computations. Plan assets include investments in debt and equity securities and property.

	(in thousands)
	2001	2000
Change in Benefit Obligation
Benefit obligation at beginning of year	$1,801	$1,614
Service cost	242	249
Interest cost	98	77
Translation adjustment and other	100	(139)
Benefit obligation at end of year	$2,241	$1,801

Change in Plan Assets
Fair value of plan assets at beginning of year	$1,839	$1,519
Actual return on plan assets	154	103
Contributions	338	330
Benefits paid	--	--
Translation adjustment and other	113	(113)
Fair value of plan assets at end of year	$2,444	$1,839
Funded status, (under funded) over funded	$ 204	$ 37
Unrecognized net actuarial gain (loss	7	1
Prepaid (accrued) benefit cost	$ 211	$ 38
Weighted-Average Assumptions
Discount rate	6.25%	6.00%

Return on plan assets	7.25%	7.00%

Rate of compensation increase	3.30%	3.30%

Components of Net Periodic Benefit Cost	2001	2000	1999
Service cost	$242	$249	$296
Interest cost	98	77	76
Return on plan assets	(154)	(103)	(80)
Social security contributions	36	34	43
Recognized net actuarial loss	(15)	(10)	35
Net periodic benefit cost	$207	$247	$370

The vested benefit obligation is calculated as the actuarial present value of the vested benefits to which employees are currently entitled based on the employees' expected date of separation or retirement.

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plan with accumulated benefit obligations in excess of plan assets were $1,891,000, $1,480,000 and $2,436,000, respectively, as of December 31, 2001 and $791,000, $557,000 and $672,000, respectively, as of December 31, 2000.

14.   Commitments and Contingencies

During 2001, the Company entered into agreements to acquire two 279-foot platform supply vessels currently under construction in Norway for NOK 390,700,000 ($43,544,000). The vessels are scheduled for delivery in May and September 2002. The Company also entered into agreements to construct three 155-foot crew boats in the United States for a total cost of approximately $10,934,000. The vessels are scheduled for delivery at various times in the fourth quarter of 2002 and first quarter 2003. Payment terms under these contracts call for progress payments at various points throughout the construction period. As of December 31, 2001, the Company has made progress payments of approximately $5,883,000 on the five vessels. Total remaining committed costs of the five vessels are expected to be approximately $48,595,000.

In the ordinary course of business, the Company is involved in certain personal injury, pollution and property damage claims and related threatened or pending legal proceedings. Management, after review with legal counsel and insurance representatives, is of the opinion these claims and legal proceedings will be resolved within the limits of the Company's insurance coverages. At December 31, 2001 and 2000, the Company has accrued a liability in the amount of approximately $1,766,000 and $1,890,000, respectively, based upon the insurance deductibles that management believes it may be responsible for paying in connection with these matters. The amounts the Company will ultimately be responsible for paying in connection with these matters could differ materially from amounts accrued.

15.   Fair Value of Financial Instruments

The estimated fair values of financial instruments have been determined by the Company using available market information and valuation methodologies described below. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein may not be indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions or valuation methodologies may have a material effect on the estimated fair value amounts.

Cash and cash equivalents: The carrying amounts approximate fair value due to the short-term nature of these instruments.

Long-term debt: The carrying amounts of the Company's variable rate debt approximate fair value because the interest rates are based on floating rates identified by reference to market rates. The fair value of the Company's fixed rate debt is based on quoted market prices, where available, or discounted future cash flows based on the Company's current incremental borrowing rates for similar types of borrowing arrangements as of the balance sheet date. The carrying amounts and fair values of long-term debt, including accrued interest, as of December 31, 2001 and 2000 were as follows (in thousands):

	2001	2000
Carrying amount	$314,245	$335,891
Fair value	$284,055	$319,376

Foreign currency forward exchange contracts: Fair value is estimated by obtaining quotes from brokers.

16.   Quarterly Financial Data (Unaudited)

Year ended December 31, 2001	First	Second	Third	Fourth
	(Dollars in thousands, except per share amounts)
Revenues	$43,277	$49,986	$47,661	$41,701
Operating income (loss)	9,870	14,420	(12,744)	5,707
Income (loss) before extraordinary item, net of tax	1,963	5,446	(13,448)	(884)
Net income (loss)	1,963	5,446	(13,448)	(884)
Basic and diluted earnings per share:
Net income (loss) before extraordinary item per average common share outstanding	0.05	0.15	(0.37)	(0.02)

Year ended December 31, 2000	First	Second	Third	Fourth
	(Dollars in thousands, except per share amounts)
Revenues	$26,381	$29,482	$35,285	$41,739
Operating income (loss)	(4,413)	1,442	4,619	9,719
Income (loss) before extraordinary item, net of tax	(9,061)	(4,175)	(1,594)	1,393
Net income (loss)	(9,061)	(3,460)	(1,594)	1,393
Basic and diluted earnings per share:
Net income (loss) before extraordinary item per average common share outstanding	(0.32)	(0.13)	(0.04)	0.04

17.   Segment and Geographic Information

The Company is a provider of marine vessels and related services to the oil and gas industry. Substantially all revenues result from the charter of vessels owned by the Company. The Company's three reportable segments are based on geographic area, consistent with the Company's management structure. The accounting policies of the segments are the same as those described in the summary of significant accounting policies except for purposes of income taxes and intercompany transactions and balances. The North Sea segment provides for a flat tax, in addition to taxes on equity and net financial income, at a rate of 28%, which is the Norwegian statutory tax rate. Additionally, segment data includes intersegment revenues, receivables and payables, and investments in consolidated subsidiaries. The Company evaluates performance based on net income (loss). The U.S. segment represents the domestic operations; the North Sea segment includes Norway and the United Kingdom, and the other segment includes primarily Latin America. Long-term debt and related interest expense associated with the acquisitions of foreign subsidiaries are reflected in the U.S. segment. Segment data as of and for the years ended December 31, 2001, 2000 and 1999 are as follows:

December 31, 2001	U.S.	North Sea	Other	Totals
Revenues from external customers	$99,021	$73,228	$10,376	$ 182,625
Intersegment revenues	144	--	--	144
Interest revenue	752	269	2	1,023
Interest expense	22,654	3,566	12	26,232
Depreciation and amortization expense	28,142	16,837	2,699	47,678
Income tax expense (benefit)	(8,802)	5,867	(382)	(3,317)
Segment net income (loss)	(16,432)	11,377	(1,868)	(6,923)
Long-lived assets	187,842	224,545	37,670	450,057
Segment total assets	561,265	340,695	39,474	941,434
Expenditures for segment assets	10,961	14,171	1,547	26,679

December 31, 2000	U.S.	North Sea	Other	Totals
Revenues from external customers	$70,044	$54,395	$ 8,448	$ 132,887
Intersegment revenues	144	--	--	144
Interest revenue	640	276	2	918
Interest expense	25,575	4,272	36	29,883
Depreciation and amortization expense	29,709	16,151	2,778	48,638
Income tax expense (benefit)	(8,915)	3,581	2	(5,332)
Extraordinary item, net of taxes	715	--	--	715
Segment net income (loss)	(16,990)	4,534	(266)	(12,722)
Long-lived assets	220,275	231,550	39,237	491,062
Segment total assets	577,852	344,103	39,976	961,931
Expenditures for segment assets	6,104	5,026	2,108	13,238

December 31, 1999	U.S.	North Sea	Other	Totals
Revenues from external customers	$47,982	$55,828	$ 6,990	$ 110,800
Intersegment revenues	324	--	--	324
Interest revenue	279	387	1	667
Interest expense	28,372	3,600	15	31,987
Depreciation and amortization expense	32,930	15,497	22	48,449
Income tax expense (benefit)	(17,858)	2,073	--	(15,785)
Extraordinary item, net of taxes	1,830	--	--	1,830
Segment net income (loss)	(35,846)	4,949	(2,513)	(33,410)
Long-lived assets	252,398	268,858	32,132	553,388
Segment total assets	600,925	393,263	32,714	1,026,902
Expenditures for segment assets	28,386	19,547	1,215	49,148

A reconciliation of segment data to consolidated data as of December 31, 2001, 2000 and 1999 is as follows:

	2001	2000	1999
Revenues
Total revenues from external customers and intersegment revenues for reportable segments	$182,769	$133,031	$ 111,124
Elimination of intersegment revenues	(144)	(144)	(324)
Total consolidated revenues	$182,625	$132,887	$ 110,800

Assets
Total assets for reportable segments	$941,434	$961,931	$1,026,902
Elimination of intersegment receivables	(4,527)	(3,180)	(1,899)
Elimination of investment in subsidiaries	(281,195)	(280,629)	(294,424)
Total consolidated assets	$655,712	$678,122	$ 730,579

For the year ended December 31, 2001, revenues from one customer and its affiliates were approximately $29,695,000, or 16% of the Company's consolidated revenues. Revenues for the Company's U.S. and North Sea segments include $22,590,000 and $7,105,000 of these revenues, respectively.

For the years ended December 31, 2000 and 1999, revenues from another customer of the Company's North Sea segment represented approximately $13,401,000 and $20,554,000, or 10% and 19%, respectively, of the Company's consolidated revenues.

18.   Consolidating Financial Statements of Guarantors of Senior Notes

The following presents the condensed consolidating historical financial statements as of December 31, 2001 and 2000, and for each of the three years ended December 31, 2001, for the subsidiaries of the Company that are anticipated to serve as guarantors of the Senior Notes, and the financial results of the Company's subsidiaries that are not anticipated to serve as guarantors. The guarantor subsidiaries are 100% owned by the parent company and it is anticipated their guarantees will be full and unconditional and joint and several. The credit facility of one of the Non-Guarantor Subsidiaries contains covenants that require it to maintain certain financial ratios. Non-compliance with such covenants would, unless waived by the lenders, create an event of default which would prohibit the payment of dividends and other distributions to its parent company.

Condensed Consolidating Balance Sheets

	December 31, 2001
	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$ --	$ 27,954	$ 4,000	$ --	$ 31,954
Restricted cash	--	--	670	--	670
Accounts receivable, net	183	23,977	13,255	--	37,415
Due from affiliates	21,068	3,878	768	(25,714)	--
Prepaid expenses and other current assets	220	705	2,234	--	3,159
Deferred income taxes, net	--	706	--	--	706
Total current assets	21,471	57,220	20,927	(25,714)	73,904

Property and equipment, at cost:
Land and buildings	--	3,616	190	--	3,806
Marine vessels	--	253,260	302,335	--	555,595
Construction-in-progress	--	1,428	5,726	--	7,154
Transportation and other	--	3,351	1,078	--	4,429
	--	261,655	309,329	--	570,984
Less accumulated depreciation and amortization:	--	77,601	43,326	--	120,927
Net property and equipment	--	184,054	266,003	--	450,057
Investment in subsidaries	294,305	5,634	--	(299,939)	--
Due from affiliates	192,652	--	--	(192,652)	--
Goodwill, net	364	--	85,364	--	85,728
Other assets	3,145	13,556	12,225	--	28,926
Deferred income taxes, net	36,686	--	--	(19,589)	17,097
	$548,623	$ 260,464	$ 384,519	$(537,894)	$ 655,712

	December 31, 2001
	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$ --	$ --	$ 4,540	$ --	$ 4,540
Accounts payable	--	6,940	2,362	--	9,302
Due to affiliates	--	21,836	3,878	(25,714)	--
Accrued expenses	--	1,980	3,390	--	5,370
Accrued insurance reserve	--	1,766	--	--	1,766
Accrued interest	8,778	--	372	--	9,150
Income tax payable	--	--	601	--	601
Total current liabilities	8,778	32,522	15,143	(25,714)	30,729
Long-term debt	247,860	--	52,695	--	300,555
Due to affiliates	--	181,298	11,353	(192,651)	--
Deferred income taxes, net	--	16,556	33,719	(19,589)	30,686
Other liabilities	259	--	1,757	--	2,016
Total liabilities	256,897	230,376	114,667	(237,954)	363,986

Commitments and contingencies

Stockholders' equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized and no shares issued	--	--	--	--	--
Common stock, $.01 par value, 55,000,000 shares authorized, 36,326,367 shares issued and 36,254,335 shares outstanding	363	50	1,918	(1,968)	363
Additional paid-in capital	337,283	4,822	280,335	(285,157)	337,283
Retained earnings	17,531	25,216	51,049	(76,265)	17,531
Cumulative foreign currency translation adjustment	(63,450)	--	(63,450)	63,450	(63,450)
Treasury stock, at par value, 72,032 shares	(1)	--	--	--	(1)
Total stockholders' equity	291,726	30,088	269,852	(299,940)	291,726
	$ 548,623	$ 260,464	$ 384,519	$(537,894)	$ 655,712

Consolidating Balance Sheets

	December 31, 2000
	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$ 3	$ 15,484	$ 2,607	$ --	$ 18,094
Restricted cash	--	--	533	--	533
Accounts receivable, net	1	25,926	10,413	--	36,340
Due from affiliates	20,263	--	--	(20,263)	--
Prepaid expenses and other current assets	60	412	2,986	--	3,458
Deferred income taxes, net	--	580	--	--	580
Total current assets	20,327	42,402	16,539	(20,263)	59,005
Property and equipment, at cost:
Land and buildings	--	3,597	171	--	3,768
Marine vessels	--	276,477	305,971	--	582,448
Construction-in-progress	--	2,247	--	--	2,247
Transportation and other	--	3,186	915	--	4,101
	--	285,507	307,057	--	592,564
Less accumulated depreciation and amortization:	--	68,824	32,678	--	101,502
Net property and equipment	--	216,683	274,379	--	491,062
Investment in subsidaries	288,374	2,775	--	(291,149)	--
Due from affiliates	213,090	--	460	(213,550)	--
Goodwill, net	450	--	88,350	--	88,800
Other assets	4,045	17,715	9,423	--	31,183
Deferred income taxes, net	30,264	--	--	(22,192)	8,072
	$556,550	$ 279,575	$ 389,151	$(547,154)	$ 678,122

	December 31, 2000
	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$ --	$ --	$ 5,973	$ --	$ 5,973
Accounts payable	--	5,801	2,226	--	8,027
Due to affiliates	--	17,200	2,756	(19,956)	--
Accrued expenses	--	1,369	3,025	--	4,394
Accrued insurance reserve	--	1,890	--	--	1,890
Accrued interest	8,778	--	458	--	9,236
Income tax payable	--	--	722	--	722
Total current liabilities	8,778	26,260	15,160	(19,956)	30,242
Long-term debt	247,860	--	72,822	--	320,682
Due to affiliates	--	199,256	14,601	(213,857)	--
Deferred income taxes, net	--	20,698	26,959	(22,191)	25,466
Other liabilities	331	--	1,820	--	2,151
Total liabilities	256,969	246,214	131,362	(256,004)	378,541

Commitments and contingencies

Stockholders' equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized and no shares issued	--	--	--	--	--
Common stock, $.01 par value, 55,000,000 shares authorized, 36,317,617 shares issued and 36,245,585 shares outstanding	363	50	1,918	(1,968)	363
Additional paid-in capital	337,200	4,821	280,336	(285,157)	337,200
Retained earnings	24,454	28,490	37,970	(66,460)	24,454
Cumulative foreign currency translation adjustment	(62,435)	--	(62,435)	62,435	(62,435)
Treasury stock, at par value, 72,032 shares	(1)	--	--	--	(1)
Total stockholders' equity	299,581	33,361	257,789	(291,150)	299,581
	$556,550	$ 279,575	$ 389,151	$(547,154)	$ 678,122

Consolidating Statements of Operations and Comprehensive Income (Loss)

	Year Ended December 31, 2001
	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues:
Charter hire	$ --	$ 106,447	$ 83,940	$ (7,860)	$ 182,527
Other vessel income	--	326	1,289	(1,517)	98
Total revenues	--	106,773	85,229	(9,377)	182,625
Operating expenses:
Direct vessel operating expenses and other	297	58,740	32,484	(9,377)	82,144
General and administrative	129	8,688	4,776	--	13,593
Amortization of marine inspection costs	--	9,807	3,617	--	13,424
Depreciation and amortization expense	86	17,854	14,948	--	32,888
Asset write-down	--	21,249	3,011	--	24,260
Gain on sales of assets	--	(926)	(11)	--	(937)
Total operating expenses	512	115,412	58,825	(9,377)	165,372
Operating income (loss)	(512)	(8,639)	26,404	--	17,253
Interest expense	(20,997)	(2,110)	(5,000)	1,875	(26,232)
Amortization of deferred financing costs	(835)	(335)	(196)	--	(1,366)
Equity in net earnings of subsidiaries	6,946	2,859	--	(9,805)	--
Other income (loss), net	1,872	830	(722)	(1,875)	105
Income (loss) before income taxes	(13,526)	(7,395)	20,486	(9,805)	(10,240)
Income tax expense (benefit)	(6,603)	(4,121)	7,407	--	(3,317)
Net income (loss)	(6,923)	(3,274)	13,079	(9,805)	(6,923)
Equity in comprehensive loss of subsidiary	(1,015)	--	--	1,015	--
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	--	--	(1,015)	--	(1,015)
Comprehensive income (loss)	$(7,938)	$ (3,274)	$ 12,064	$ (8,790)	$ (7,938)

Consolidating Statements of Operations and Comprehensive Income (Loss)

	Year Ended December 31, 2000
	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues:
Charter hire	$ --	$ 75,505	$ 65,404	$ (8,123)	$ 132,786
Other vessel income	--	399	278	(576)	101
Total revenues	--	75,904	65,682	(8,699)	132,887
Operating expenses:
Direct vessel operating expenses and other	331	49,442	26,361	(8,699)	67,435
General and administrative	153	6,283	4,320	--	10,756
Amortization of marine inspection costs	--	11,080	2,751	--	13,831
Depreciation and amortization expense	86	18,303	15,030	--	33,419
Gain on sales of assets	--	(3,921)	--	--	(3,921)
Total operating expenses	570	81,187	48,462	(8,699)	121,520
Operating income (loss)	(570)	(5,283)	17,220	--	11,367
Interest expense	(22,258)	(3,457)	(5,881)	1,713	(29,883)
Amortization of deferred financing costs	(883)	(291)	(214)	--	(1,388)
Equity in net earnings of subsidiaries	387	2,982	--	(3,369)	--
Other income (loss), net	1,667	931	250	(1,713)	1,135
Loss before income taxes and extraordinary item	(21,657)	(5,118)	11,375	(3,369)	(18,769)
Income tax expense (benefit)	(8,220)	(2,300)	5,188	--	(5,332)
Income (loss) before extraordinary item	(13,437)	(2,818)	6,187	(3,369)	(13,437)
Extraordinary item, net of taxes	715	--	--	--	715
Net income (loss)	(12,722)	(2,818)	6,187	(3,369)	(12,722)
Equity in comprehensive loss of subsidiary	(30,052)	--	--	30,052	--
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	--	--	(30,052)	--	(30,052)
Comprehensive income (loss)	$(42,774)	$ (2,818)	$ (23,865)	$ 26,683	$ (42,774)

Consolidating Statements of Operations and Comprehensive Income (Loss)

	Year Ended December 31, 1999
	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues:
Charter hire	$ --	$ 45,396	$ 65,571	$ (324)	$ 110,643
Other vessel income	--	1,119	157	(1,119)	157
Total revenues	--	46,515	65,728	(1,443)	110,800
Operating expenses:
Direct vessel operating expenses and other	249	34,997	33,889	(1,443)	67,692
General and administrative	153	5,950	3,921	--	10,024
Amortization of marine inspection costs	--	11,772	2,126	--	13,898
Depreciation and amortization expense	86	18,021	14,812	--	32,919
Asset write-down	--	1,111	--	--	1,111
Gain on sales of assets	--	2	(149)	--	(147)
Total operating expenses	488	71,853	54,599	(1,443)	125,497
Operating income (loss)	(488)	(25,338)	11,129	--	(14,697)
Interest expense	(23,727)	(4,843)	(4,978)	1,561	(31,987)
Amortization of deferred financing costs	(942)	(528)	(162)	--	(1,632)
Equity in net earnings of subsidiaries	(17,719)	(160)	--	17,879	--
Other income (loss), net	1,531	314	667	(1,561)	951
Loss before income taxes and extraordinary item	(41,345)	(30,555)	6,656	17,879	(47,365)
Income tax expense (benefit)	(7,935)	(10,969)	3,119	--	(15,785)
Income (loss) before extraordinary item	(33,410)	(19,586)	3,537	17,879	(31,580)
Extraordinary item, net of taxes	--	(1,830)	--	--	(1,830)
Net income (loss)	(33,410)	(21,416)	3,537	17,879	(33,410)
Equity in comprehensive loss of subsidiary	(27,026)	--	--	27,026	--
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	--	--	(27,026)	--	(27,026)
Comprehensive income (loss)	$(60,436)	$ (21,416)	$ (23,489)	$ 44,905	$ (60,436)

Consolidating Statements of Cash Flows

	Year Ended December 31, 2001
	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net income (loss)	$(6,923)	$ (3,274)	$ 13,079	$ (9,805)	$ (6,923)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization expense	849	27,996	18,761	--	47,606
Deferred marine inspection costs	--	(4,782)	(6,566)	--	(11,348)
Deferred income taxes	(6,421)	(4,269)	6,859	--	(3,831)
Equity in net earnings (loss)	(6,946)	(2,859)	--	9,805	--
Asset write-down	--	21,249	3,011	--	24,260
Gain on sales of assets	--	(926)	(11)	--	(937)
Provision for doubtful accounts	--	120	--	--	120
Change in operating assets and liabilities:
Restricted cash	--	--	(137)	--	(137)
Accounts receivable	(183)	1,830	(3,494)	--	(1,847)
Prepaid expenses and other current assets	(160)	(293)	687	--	234
Accounts payable and accrued expenses	--	5,376	(3,305)	--	2,071
Other, net	--	(1,222)	1,370	--	148
Net cash provided by (used in) operating activities	(19,784)	38,946	30,254	--	49,416
Cash flows from investing activities:
Purchases of property and equipment	--	(7,170)	(8,161)	--	(15,331)
Proceeds from sales of assets	--	1,785	33	--	1,818
Other .	65	--	(500)	--	(435)
Net cash provided by (used in) investing activities	65	(5,385)	(8,628)	--	(13,948)
Cash flows from financing activities:
Proceeds from issuance of common stock, net of proceeds	83	--	--	--	83
Proceeds from issuance of long-term debt	--	--	1,075	--	1,075
Repayment of long-term debt	--	--	(22,467)	--	(22,467)
Dividends paid to parent	--	--	--	--	--
Advances to/from affiliates	19,633	(20,950)	1,317	--	--
Deferred financing costs and other	--	(141)	--	--	(141)
Net cash provided by (used in) financing activities	19,716	(21,091)	(20,075)	--	(21,450)
Effect of exchange rate changes on cash and cash equivalents	--	--	(158)	--	(158)
Net increase (decrease) in cash and cash equivalents	(3)	12,470	1,393	--	13,860
Cash and cash equivalents at beginning of period	3	15,484	2,607	--	18,094
Cash and cash equivalents at end of period	$ --	$ 27,954	$ 4,000	$ --	$ 31,954

 Consolidating Statements of Cash Flows

	Year Ended December 31, 2000
	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net income (loss)	$(12,722)	$ (2,818)	$ 6,187	$ (3,369)	$ (12,722)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization expense	894	29,674	17,993	--	48,561
Deferred marine inspection costs	--	(4,031)	(3,621)	--	(7,652)
Deferred income taxes	(9,544)	(1,718)	5,673	--	(5,589)
Equity in net earnings (loss)	(387)	(2,982)	--	3,369	--
Extraordinary item, net of taxes	(715)	--	--	--	(715)
Gain on sales of assets	--	(3,921)	--	--	(3,921)
Change in operating assets and liabilities:
Restricted cash	--	--	15	--	15
Accounts receivable	24	(9,187)	(3,827)	--	(12,990)
Prepaid expenses and other current assets	152	78	(1,078)	--	(848)
Accounts payable and accrued expenses	748	501	(5,647)	--	(4,398)
Other, net	(136)	(357)	1,291	--	798
Net cash provided by (used in) operating activities	(21,686)	5,239	16,986	--	539
Cash flows from investing activities:
Purchases of property and equipment	--	(4,232)	(1,354)	--	(5,586)
Proceeds from sales of assets	--	14,008	--	--	14,008
Investment in subsidiaries	(200)	--	--	200	--
Dividends received from subsidiaries	14,305	--	--	(14,305)	--
Other	--	--	(322)	--	(322)
Net cash provided by (used in) investing activities	14,105	9,776	(1,676)	(14,105)	8,100
Cash flows from financing activities:
Net proceeds from issuance of stock	39,413	--	200	(200)	39,413
Proceeds from issuance of long-term debt	--	--	28,400	--	28,400
Repayment of long-term debt	--	(31,000)	(32,637)	--	(63,637)
Dividends paid to parent	--	--	(14,305)	14,305	--
Advances to/from affiliates	(32,098)	30,165	1,933	--	--
Deferred financing costs and other	--	(156)	--	--	(156)
Net cash provided by (used in) financing activities:	7,315	(991)	(16,409)	14,105	4,020
Effect of exchange rate changes on cash and cash equivalents	--	--	(463)	--	(463)
Net increase (decrease) in cash and cash equivalents	(266)	14,024	(1,562)	--	12,196
Cash and cash equivalents at beginning of period	269	1,460	4,169	--	5,898
Cash and cash equivalents at end of period	$ 3	$ 15,484	$ 2,607	$ --	$ 18,094

Consolidating Statements of Cash Flows

	Year Ended December 31, 1999
	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net income (loss)	$(33,410)	$ (21,416)	$ 3,537	$ 17,879	$ (33,410)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization expense	948	30,611	17,087	--	48,646
Deferred marine inspection costs	--	(9,621)	(6,759)	--	(16,380)
Deferred income taxes	750	(20,309)	3,317	--	(16,242)
Equity in net earnings (loss)	17,719	160	--	(17,879)	--
Extraordinary item, net of taxes	--	1,830	--	--	1,830
Asset write-down	--	1,111	--	--	1,111
Gain on sales of assets	--	2	(149)	--	(147)
Provision for doubtful accounts	--	(271)	--	--	(271)
Change in operating assets and liabilities:
Restricted cash	--	--	(67)	--	(67)
Accounts receivable	1,471	114	4,677	--	6,262
Prepaid expenses and other current assets	152	87	(1,811)	--	(1,572)
Accounts payable and accrued expenses	30	99	(2,072)	--	(1,943)
Other, net	--	(1,172)	(314)	--	(1,486)
Net cash provided by (used in) operating activities	(12,340)	(18,775)	17,446	--	(13,669)
Cash flows from investing activities:
Purchases of property and equipment	--	4,536	(37,304)	--	(32,768)
Proceeds from sales of assets	--	38	310	--	348
Investment in subsidiaries	(1,655)	--	--	1,655	--
Other	(18)	--	(524)	--	(542)
Net cash provided by (used in) investing activities	(1,673)	4,574	(37,518)	1,655	(32,962)
Cash flows from financing activities:
Net proceeds from issuance of stock	46,285	--	1,655	(1,655)	46,285
Proceeds from issuance of long-term debt	--	53,371	38,481	--	91,852
Repayment of long-term debt	--	(73,371)	(18,710)	--	(92,081)
Advances to/from affiliates	(32,003)	35,017	(3,014)	--	--
Deferred financing costs and other	(1)	(1,022)	(929)	--	(1,952)
Net cash provided by (used in) financing activities	14,281	13,995	17,483	(1,655)	44,104
Effect of exchange rate changes on cash and cash equivalents	--	--	(312)	--	(312)
Net increase (decrease) in cash and cash equivalents	268	(206)	(2,901)	--	(2,839)
Cash and cash equivalents at beginning of period	1	1,666	7,070	--	8,737
Cash and cash equivalents at end of period	$ 269	$ 1,460	$ 4,169	$ --	$ 5,898

REPORT OF INDEPENDENT ACCOUNTANTS ON

FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and

Stockholders of Trico Marine Services, Inc.

Our report on the consolidated financial statements of Trico Marine Services, Inc. is included on page F-15.  In connection with our audits of such financial statements, we have also audited the related financial statement schedule listed on Page S-2.  This financial statement schedule is the responsibility of the Company's management.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

PricewaterhouseCoopers LLP

New Orleans, Louisiana

February 28, 2002

SCHEDULE II

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

VALUATION AND QUALIFYING ACCOUNTS

FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

(in thousands)

Column A	Column B	Column C	Column C	Column D	Column E
Description	Balance at beginning of period	Charged (Credited) to costs and expenses	Charged to other accounts	Recoveries (Deductions)	Balance at end of period
2001

Deducted in balance sheet from accounts receivable: Allowance for doubtful accounts--trade	$184	$120	$ --	$34	$338

2000
Deducted in balance sheet from accounts receivable: Allowance for doubtful accounts--trade	$420	$ --	$ --	$(236)	$184

1999
Deducted in balance sheet from accounts receivable: Allowance for doubtful accounts--trade	$691	$(271)	$ --	$ --	$420